Exhibit 99.1

SOURCE: India Globalization Capital, Inc.

 January 14, 2013
India Globalization Capital Resolves a Listing Deficiency with the Exchange

BETHESDA, MD--(Globe Newswire – January 14, 2013) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, today announced that it had received notice from the New York Stock Exchange ("NYSE MKT") on January 11, 2013 stating that the Company has regained compliance with Section 1003(f)(iv) of the Exchange’s Company Guide. As previously stated Section 1003(f)(iv) pertains to the non payment of listing fees.

Ram Mukunda CEO, IGC said, “We have adequate cash in India that we are in the process of repatriating. Our focus in the next several months will be to establish banking facilities, increasing the trading volume in iron ore, increasing our sourcing network, and driving the Company’s profitability. We have about $400 million of iron ore reserves in Inner Mongolia and iron ore prices are steadily increasing as global markets rebound. We hope to operationalize our mines once the unusually harsh winter in Inner Mongolia abates. Our outlook for 2013 is optimistic.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012, Form 10-Q for the quarter ended September 30, 2012, Form S-3, and the Post Effective Amendment No. 1 on Form S-3 to Form S-1 filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, November 14, 2012, December 14, 2012, and December 26, 2012 respectively.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998